Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

NeuroSense Therapeutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, no par value per share, issuable upon exercise of awards outstanding pursuant to the 2018 Share Option Plan	Rule 457(h)	837,500	$2.35	$1,968,390	.0000927	$182.47
Fees Previously Paid	Equity	Ordinary shares, no par value per share, issuable upon future awards pursuant to the 2018 Share Option Plan(3)	Rule 457(c)	2,162,500	$1.86	$4,022,250	.0000927	$372.87
	Total Offering Amounts					$5,990,640		$555.34
	Net Fee Due							$555.34

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of the Registrant that become issuable under the NeuroSense Therapeutics Ltd. 2018 Share Option Plan (the “2018 Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding ordinary shares. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for shares underlying outstanding awards granted under the 2018 Plan are based upon the weighted-average exercise price of such outstanding option awards and (b) for shares reserved for future issuance under the 2018 Plan are based on the average of the high (1.94) and low ($1.78) prices of ordinary shares on the Nasdaq Capital Market on January 28, 2022.

(3)	Includes shares issuable pursuant to an annual “evergreen” increase to be added as of the first day of the Company’s fiscal year, beginning in 2022 and occurring each year thereafter through 2032, equal to 4% of the total number of shares issued and outstanding on a fully-diluted basis as of the end of the Company’s immediately preceding fiscal year (or such lesser number of shares, including no shares, determined by the board of directors in its sole discretion).